Exhibit 99.1

Zila, Inc. Completes Sale of Zilactin®, Its Non-Strategic OTC Brand

PHOENIX—June 27, 2005—Zila, Inc. (Nasdaq:ZILA) today announced that it has closed on the sale of its Zilactin brand OTC lip and oral care products to Blairex Laboratories, Inc. for cash proceeds of $10.3 million plus agreed-upon working capital adjustments.

The sale is consistent with Zila’s strategy of concentrating its business on preventive healthcare technologies and products focusing on enhanced body defense and the detection of pre-disease states.

Zila’s Chairman, President and CEO, Doug Burkett, Ph.D., said, “While the recent sales and profit growth of the Zilactin brand clearly underscore the brand’s superior longevity and positioning, Zila is not prepared to divert the financial and human resources required to optimize its value. It is a valuable but non-strategic asset, and I am committed to maintaining focus on our core business and divesting non-strategic assets. Tony Moravec and the Blairex team are well positioned to grow Zilactin and I’m extremely pleased that the brand is in such capable hands.”

Zila’s financial statements for its fourth quarter ending July 31, 2005 will reflect the impact of its Zilactin brand as discontinued operations.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

—	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest(R) technologies.

—	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite(R) Plus oral examination kits and Peridex(R) prescription periodontal rinse.

—	Zila Nutraceuticals, manufacturer and marketer of Ester-C(R) and Ester-E(R), branded, highly effective forms of Advanced Protection vitamins C and E.

For more information about Zila, visit www.zila.com.

CONTACT: Zila, Inc.
      Andrew A. Stevens, 602-266-6700

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